                                                                     EXHIBIT 4.4

         THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. THE SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THIS WARRANT AND SUCH SECURITIES IS ALSO SUBJECT TO CERTAIN LIMITATIONS SET FORTH IN A STOCK AND WARRANT PURCHASE AGREEMENT DATED AS OF MAY 13, 1997 (THE "PURCHASE AGREEMENT") BETWEEN PRAECIS PHARMACEUTICALS, INC. AND SYLAMERICA, INC. A COPY OF THE PURCHASE AGREEMENT IS ON FILE WITH THE SECRETARY OF PRAECIS PHARMACEUTICALS, INC. THIS WARRANT AND SUCH SECURITIES MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF ONLY UPON THE FULFILLMENT OF THE CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT AND THIS WARRANT.

                                    PRAECIS PHARMACEUTICALS, INC.

                         WARRANT FOR THE PURCHASE OF SHARES OF COMMON STOCK

                                                                   53,926 Shares

         THIS CERTIFIES that, for value received, Sylamerica, Inc., a Delaware corporation (including any successor, the "Holder"), is entitled to subscribe for and purchase from PRAECIS PHARMACEUTICALS, INC., a Delaware corporation (including any successor, the "Company"), at any time or from time to time subsequent to May 13, 1997 and prior to 5:00 p.m. on May 13, 2002, Boston, Massachusetts time (the "Exercise Period"), 53,926 fully paid, validly issued and nonassessable shares (the "Shares") of the Company's Common Stock, $.01 par value per share (the "Common Stock"), at a purchase price of $96.6 per Share, subject to adjustment as provided herein (the "Exercise Price"), upon the terms and subject to the conditions set forth herein. This Warrant is the warrant originally issued to the Holder pursuant to the Stock and Warrant Purchase Agreement dated as of May 13, 1997 between the

Company and the Holder (the "Purchase Agreement"). As used herein the term "this Warrant" shall mean and include any Warrant or Warrants hereafter issued in consequence of the transfer of this Warrant or the exercise of this Warrant in part. This Warrant is not transferable in whole or in part, except to an Affiliate (as defined in Section 4.1 of the Purchase Agreement) of the Holder which has agreed in writing with the Company to be bound by the Purchase Agreement and the terms hereof.

         1. This Warrant may be exercised in whole or in part at any time during the Exercise Period by the surrender of this Warrant (with the Election to Exercise attached hereto as Exhibit I duly executed) to the Company at its office at One Hampshire Street, Cambridge, MA 02139, Attention: Chief Financial Officer, or such other place as may be designated in writing by the Company, together with a certified or bank cashier's check payable to the order of the Company in an amount equal to the Exercise Price multiplied by the number of Shares covered by such exercise.

         2. Upon exercise of this Warrant in whole or in part, the Holder shall be deemed to be the holder of record of the Shares issuable upon such exercise, not withstanding that the stock transfer books of the Company shall then be closed or certificates representing such Shares shall not then have been physically delivered to the Holder. As soon as practicable after each such exercise of this Warrant, but not later than five days from the date of such exercise, the Company shall issue and deliver to the Holder a certificate or certificates for the Shares issuable upon such exercise, registered in the name of the Holder. The Company shall not be required to issue stock certificates representing fractions of Shares, but shall, in respect of any final fraction of a Share, make a payment in cash in an amount equal to the same fraction (calculated to the nearest 1/100th of a Share) of the closing sale price per share of the Common Stock on the principal public trading market on which the Common Stock is then traded, or, if the Common Stock is not then traded on any public trading market, in an amount determined in good faith by the Company's Board of Directors. In case an exercise of this Warrant is in part only, concurrently with delivering to the Holder the certificate or certificates for the Shares issuable upon such exercise as provided above, the Company shall deliv-er to the Holder a new Warrant of like tenor, calling in the aggregate on the face thereof for the number of remaining Shares as to which the Holder is entitled to receive upon any further exercise of this Warrant.

         3. The Company shall at all times reserve for issuance and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of providing for the exercise of this Warrant, such number of Shares as shall from time to time be sufficient therefor.

         4. (a) The Exercise Price shall be subject to adjustment from time to time in case the Company shall (i) declare a dividend or make a distribution on the outstanding shares of Common Stock, in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) combine or reclassify the out standing shares of Common Stock into a smaller number of shares of Common Stock. In each such case, the Exercise Price in effect at the time of the record or effective date, as the case may be, of such dividend, declaration, distribution, subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action.

              (b) Whenever the Exercise Price upon exercise of this Warrant is adjusted pursuant to Paragraph 4(a), the number of Shares issuable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Shares initially issuable upon exercise of this Warrant by the initial Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

              (c) Whenever there shall be an adjustment as provided in this Paragraph 4 or in Paragraph 5 below, the Company shall promptly cause written notice thereof to be sent by registered mail, postage prepaid to the Holder, at its principal office, which notice shall be accompanied by a certificate setting forth the Exercise Price after such adjustment and a brief statement of the facts requiring such adjustment and the computation thereof.

              (d) All calculations pursuant to this Paragraph 4 shall be made to the nearest cent or one-hundredth of a Share, as the case may be.

         5. (a) In case of any reclassification or change of the shares of Common Stock issuable upon exercise of this Warrant (other than a change in par value or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares) or in case of any consolidation or merger of the Company into another corporation or of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including change by way of a conversion into the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), appropriate provision shall be made so that the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock for which this Warrant could have been exercised immediately prior to such reclassification, change, consolidation or merger. Thereafter, appropriate provision (as determined reasonably and in good faith by the Company's Board of Directors) shall be made for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for in Paragraph 4.

              (b) The above provisions of this Paragraph 5 shall apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations or mergers.

         6. The Company will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary ac-tion, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company
(a) will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock upon the exercise of this Warrant from time to time outstanding.

         7. The Shares or other securities issued upon exercise of this Warrant shall be subject to a stop-transfer order and the certificate or certificates evidencing any such Shares or securities shall bear the following legend:

              "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred or otherwise disposed of unless they have been registered under such Act or pursuant to an exemption from registration under such Act. The sale, transfer, pledge or other disposition of the shares represented by this certificate is also subject to certain limitations set forth in a Stock and Warrant Purchase Agreement dated as of May 13, 1997 (the "Purchase Agreement") between PRAECIS PHARMACEUTICALS, INC. and Sylamerica, Inc. A copy of the Purchase Agreement is on file with the Secretary of PRAECIS PHARMACEUTICALS, INC."

         8. Upon receipt of evidence or sworn statement satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon surrender and cancellation of this Warrant if mutilated, and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder thereof a new Warrant of like date, tenor and denomination

         9. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

Dated: May 13, 1997

                                        PRAECIS PHARMACEUTICALS, INC.

                                        By  /s/ Malcolm L. Gefter
                                           ---------------------------------
                                            Name:  Malcolm L. Gefter
                                            Title: Chairman of the Board,
                                                   Chief Executive
                                                   Officer and Treasurer

Attest:

/s/ Kevin F. McLaughlin
--------------------------------
Name:  Kevin F. McLaughlin
Title: Secretary

                                    EXHIBIT I

To:      PRAECIS PHARMACEUTICALS, INC.

                              ELECTION TO EXERCISE

              The undersigned hereby exercises its right to subscribe for and purchase from PRAECIS PHARMACEUTICALS, INC., _________ fully paid, validly issued and nonassessable shares of Common Stock covered by the within Warrant and tenders payment herewith in the amount of $________ in accordance with the terms thereof, and requests that certificates for such shares be issued in the name of, and delivered to:

                                    Sylamerica, Inc.
                                    660 White Plains Road
                                    Suite 400
                                    Tarrytown, New York
                                    TIN:

Date:                               SYLAMERICA, INC.
      ____________________
                                    By
                                       _____________________________
                                       Name:
                                       Title: